Toronto

Montréal

Calgary

Ottawa

Vancouver

New York

Exhibit 8.2

Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 MAIN 416.862.6666 FACSIMILE

January 18, 2017	Timothy Hughes Direct Dial: 416.862.6573 Thughes@osler.com Our Matter Number: 1178997

The Bank of Nova Scotia

44 King Street West

Scotia Plaza, 8th Floor

Toronto, ON

M5H 1H1

Dear Ladies and Gentlemen:

We have acted as Canadian tax counsel to The Bank of Nova Scotia (“BNS”) in connection with the filing by BNS of its Registration Statement filed on Form F-3 dated January 18, 2017 (the “Registration Statement”) for Senior Debt Securities, Subordinated Debt Securities, common shares and preferred shares. We hereby confirm to you that the statements of Canadian tax law set forth under the heading “Canadian Taxation” in the Registration Statement constitute an accurate summary of the principal Canadian federal income tax considerations described therein, subject to the limitations, qualifications, exceptions and assumptions referred to therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the headings “Canadian Taxation” and “Legal Matters”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP

Osler, Hoskin & Harcourt LLP

TH:tc

osler.com